Exhibit 99
                     PHC, INC. ANNOUNCES RECORD FISCAL 2005
                        SECOND QUARTER FINANCIAL RESULTS


FOR IMMEDIATE RELEASE

Company Contact:           Investor Relations Contact:
PHC, Inc.                  Hayden Communications, Inc.
Bruce A. Shear             Matthew Hayden
978-536-2777               843-272-4653

>>   RECORD SECOND QUARTER REVENUE OF $8.1 MILLION VS. $6.5 MILLION
>> RECORD SECOND QUARTER EARNINGS OF $408,804 OR $0.02 PER SHARE, VS. $2,659 OR $0.00 PER SHARE
>> SIX-MONTH REVENUES INCREASE 27% VS. YEAR AGO PERIOD; SIX-MONTH EPS OF $0.07 VS. $0.00 LAST YEAR
>> SHAREHOLDERS EQUITY INCREASED 27% TO $6.8 MILLION FROM JUNE 30, 2004 TO DECEMBER 31, 2004.
>>   Q2  PHARMACEUTICAL  STUDIES  REVENUE  EQUALS NEARLY ALL OF FULL FISCAL YEAR
     2004


Peabody, Mass., February 9, 2005 -- PHC, Inc., d.b.a. Pioneer Behavioral Health (OTC Bulletin Board: PIHC), a leading provider of inpatient and outpatient behavioral health services and pharmaceutical research, today announced financial results for its fiscal 2005 second quarter and six-month period ended December 31, 2004.

Total revenues for the second quarter increased approximately 24 percent to a record $8.1 million from the $6.5 million reported in the second quarter of fiscal 2004, due to substantial increases in revenue from both the patient care and pharmaceutical study segments. Net patient care revenue increased approximately 7.0 percent to $6.0 million for the second quarter from $5.5 million for the second quarter of last year due to an increase in patient days at the Company's in-patient substance abuse facilities. Revenue from pharmaceutical studies related to the acquisition of Pivotal Research Centers, LLC (Pivotal), increased nearly five-fold to $1.19 million compared to $201,000 reported in the year ago period and nearly equaled the entire revenue of $1.20 million reported for fiscal 2004, which included only two months of contribution from Pivotal. Contract support services revenue provided by the Company's Wellplace division increased 24.8 percent to $923,323 for the quarter from $740,014 for the second quarter of last year.

Total operating expenses for the quarter increased to $7.4 million from $6.4 million last year. Income from operations for the quarter was $679,895, a substantial increase from the $77,821 reported in the second quarter last year. Net income applicable to common shareholders for the three months was a record $408,804, or $0.02 per diluted share, up from $2,659, or $0.00 per basic share for the second quarter of fiscal 2004. This was the Company's 16th consecutive quarter of operating profitability, with the exception of the previously reported litigation settlement and related legal costs.

Bruce A. Shear, Pioneer's President and Chief Executive Officer, commented, "I'm pleased to report record performance for the third quarter in a row, further validating the strategic decisions made in the past year. We have clearly demonstrated the ability to grow our top and bottom line both organically and through strategic acquisitions. We began to see revenue contribution from our Detroit Behavioral Institute division (DBI) during this quarter, which enhanced


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
our revenue growth and helped fuel a record quarter. The first 30-bed unit is now operating profitably. I am particularly pleased that we reported significant increases in our profitability, despite the inclusion of substantial start-up expenses related to DBI's opening. Our Pivotal division continued to show tremendous growth, demonstrating the full potential we envisioned when making this acquisition last year. We are well positioned to continue this positive trend throughout the balance of this fiscal year, and we look forward to continued growth and profitability from DBI and Pivotal."

For the first six months of fiscal 2004, total revenues increased approximately 27 percent to $16.0 million from the $12.6 million reported for the first six months of fiscal 2004. Net patient care revenue increased approximately 13 percent to $12.1 million for the first six months, from $10.7 million last year, due to an increase in patient days at the Company's in-patient substance abuse facilities. Revenue from pharmaceutical studies related to the acquisition of Pivotal, increased to $2.3 million compared to $344,892 reported in the year ago period and compared to $1.2 million reported for all of fiscal 2004. Contract support services revenue provided by Wellplace increased approximately 5 percent to $1.6 million for the first six months of fiscal 2005 from $1.5 million for the six months last year.

Total operating expenses for the six-month period increased to $14.5 million from $12.3 million last year. Income from operations for the six-month period was $1.6 million, a significant increase from the $257,367 reported last year. Net income applicable to common shareholders for the six months was a record $1.2 million, or $0.07 per basic share, up from $55,808, or $0.00 per diluted share for the same period last year.

Other operational highlights include:

o As previously announced, Wellplace received a $998,000 expansion of the Company's contract with the Detroit-Wayne County (Michigan) Community Mental Health Agency, for the period from October 1, 2004 through September 30, 2005. As part of the agreement, the Company will offer additional services related to the $1.8 million annual contract to provide 24-hours / 365-days-per year mental health information and referral services through both the telephone and Internet.
o DBI completed the second quarter with 30 beds in operation. Renovations to open the next 20 beds will begin this quarter.
o Pivotal is currently involved in 24 enrolling studies and providing care under 58 studies.

The Company's balance sheet continued to strengthen with a current ratio of 1.25:1 on December 31, 2004. Shareholders' equity increased 27 percent to $6.8 million on December 31, 2004 from $5.4 million on June 30, 2004.


About Pioneer Behavioral Health:

Pioneer Behavioral Health operates companies that provide inpatient and outpatient behavioral health care services, clinical research and Internet- and telephonic-based referral services. The companies contract with national insurance companies, government payors, and major transportation and gaming companies, among others, to provide such services. For more information, please visit www.phc-inc.com or www.haydenir.com.

Statement under the Private Securities Litigation Reform Act of 1995: This press release may include "forward-looking statements" that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of the company and its future plans and objectives. Various future events or factors may cause the actual results to vary materially from those expressed in any forward-looking statements made in this press release. For a discussion of these factors and risks, see the company's annual report on Form 10-KSB for the most recently ended fiscal year.

                                - tables follow -




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
                           PHC, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                       Three Months Ended          Six Months Ended
                                           December 31,              December 31,
                                       2004               2003       2004           2003
                                     ____________________________________________________

Total revenues                        $8,069,201    $6,488,828    $16,026,716    $12,591,995
Total operating expenses               7,389,306     6,411,007     14,461,986     12,334,628
                                      __________    __________    ___________    ___________
Income from operations                   679,895        77,821      1,564,730        257,367
                                      __________    __________    ___________    ___________
Income before provision for taxes        481,273         3,780      1,282,901         66,929
Provision for income taxes                72,469         1,121         98,469         11,121
                                      __________    __________    ___________    ___________
Net income applicable to common
     Shareholders                     $  408,804    $    2,659    $ 1,184,432    $    55,808
                                      ==========    ==========    ===========    ===========
Basic net income per common Share        $  0.02       $  0.00        $  0.07       $   0.00
                                      ==========    ==========    ===========    ===========
Basic weighted average number of
    shares outstanding                17,417,238    14,043,665     17,388,921     14,038,877
                                      ==========    ==========    ===========    ===========
Fully diluted net income per common
    share                                $   .02      $   0.00    $      0.06    $      0.00
                                      ==========    ==========    ===========    ===========
Fully diluted weighted average number
    of shares outstanding             18,471,375    14,921,550     18,274,631     14,804,158
                                      ==========    ==========    ===========    ===========

BALANCE SHEET HIGHLIGHTS

                                         As of 12/31/04         As of 6/30/04
                                         ______________         _____________
Cash                                      $   181,233             $   594,823
Total Current Assets                        9,135,233               7,631,516
Net Property and Equipment                  1,513,182               1,353,975
                                          ____________            ___________
Total Assets                              $16,338,516             $13,311,569
                                          ============            ===========
Total Current Liabilities                 $ 7,316,739             $ 7,390,661
Total Long Term Debt                        2,203,526                 529,378
                                          ____________            ___________
Total Liabilities                           9,538,557               7,944,532
Shareholders' Equity                        6,799,959               5,367,037
                                          ____________            ___________
Total Liabilities and Equity              $16,338,516             $13,311,569
                                          ============            ============




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